October 18, 2017

RiverNorth Marketplace Lending Corporation
325 North LaSalle Street
Suite 645
Chicago, Illinois 60654

Re:	Rule 462(b) Registration Statement Relating to Registration Statement on Form N-2 (File No. 333-218851)

Ladies and Gentlemen:

We have acted as special “Maryland law” counsel to RiverNorth Marketplace Lending Corporation, a Maryland corporation (the “Fund”), and a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with filing of the Fund’s Registration Statement on Form N-2 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “1933 Act”) on or about October 18, 2017 (the “Registration Statement”), with respect to certain of its shares of preferred stock, $0.0001 par value per share, of the Fund (the “Preferred Shares”). This opinion is being furnished to you at your request.

I. Documents Reviewed and Matters Considered

In our capacity as counsel to the Fund and for purposes of this opinion, we have examined the following documents (all of which are collectively called the “Documents”):

(i) the Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

(ii) the charter of the Fund (the “Charter”), certified by the Maryland State Department of Assessments and Taxation (the “SDAT”);

(iii) a draft of the Articles Supplementary of the Fund classifying certain unissued stock as the Preferred Shares, in the form to be filed with the SDAT (the “Articles Supplementary”);

(iv) the Bylaws of the Fund (the “Bylaws”), certified as of the date hereof by an officer of the Fund;

(v) a Certificate of Status of the SDAT to the effect that the Fund is in good standing, dated October 17, 2017;

RiverNorth Marketplace Lending Corporation

October 18, 2017

(vi) resolutions adopted by the Board of Directors (the “Board”) of the Fund relating to the issuance of the Preferred Shares by the Fund and the appointment of a pricing committee of the Board (the “Pricing Committee”), certified as of the date hereof by an officer of the Fund (the “Board Resolutions”);

(vii) minutes of the meeting of the Pricing Committee on October 18, 2017 (together with the Board Resolutions, the “Resolutions”);

(viii) a certificate executed by an officer of the Fund, dated as of the date hereof, as to such matters as we deem necessary and appropriate to enable us to render this opinion letter; and

(ix) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, and limitations noted herein.

II. Assumptions

In reaching the opinions set forth below, we have assumed the following:

(a) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b) Each individual executing any of the Documents on behalf of a party (other than the Fund) is duly authorized to do so.

(c) All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified, photostatic, or other copies conform to the original documents.  All Documents upon which we have relied are accurate and complete.  All public records reviewed or relied upon by us or on our behalf are true and complete and remain so as of the date of this letter.

(d) The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

(e) All representations, warranties, statements and information contained in the Registration Statement are accurate and complete.

(f) All signatures on the Documents submitted to us for examination are genuine.

(g) There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of the Documents, by actions or omission of the parties or otherwise.

RiverNorth Marketplace Lending Corporation

October 18, 2017

(h) Each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein.  The contents of each such certificate are accurate and complete and remain so as of the date of this letter.

(i) Prior to the issuance of any of the Preferred Shares, the Articles Supplementary will be filed with, and accepted for record by, the SDAT (the “Corporate Proceedings”).

III. Opinions

Based on our review of the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion, as of the date of this letter, that:

1. The Fund is a corporation duly incorporated and, based solely on the Certificate of Good Standing issued by the SDAT dated October 17, 2017, the Fund is validly existing and in good standing under the MGCL.

2. Upon the completion of the Corporate Proceedings, the issuance of the Preferred Shares will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Charter, the Bylaws, the Resolutions, and the Corporate Proceedings, the Preferred Shares will be validly issued, fully paid, and nonassessable.

IV. Qualifications and Limitations

In addition to the other matters set forth in this letter, the opinions set forth herein are also subject to the following qualifications:

(A) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland and as used herein “law” means such laws.  We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(B) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.

(C) The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

(D) This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

RiverNorth Marketplace Lending Corporation

October 18, 2017

Very truly yours,

SHAPIRO SHER GUINOT & SANDLER, P.A.